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                                                                   Exhibit 10.8


                              EMPLOYMENT AGREEMENT


                   (Amended and restated as of July 16, 1998)


         THIS AGREEMENT is made and entered into this 28th day of October, 1996, by and between ORTHOPAEDIC BIOSYSTEMS LTD., INC., an Arizona corporation ("OBL"), and GARY SCHEEL ("Employee").

         In consideration of the mutual covenants and promises herein contained, OBL and Employee agree as hereinafter set forth.

         1. Term. This Agreement shall begin on the date hereof and shall continue until terminated by written notice delivered to a party by the other parry not less than ten (10) days prior to the date of termination.

         2. Duties. Employee shall serve OBL as Executive Vice President of Sales and Marketing and shall perform such services for OBL as are consistent with said position. Employee shall report directly to OBL's President. Employee shall devote his full time, energy, technical knowledge, know-how and skill during regular business hours to OBL's affairs and to the promotion of its interests in a manner consistent with the highest standards customarily applicable to persons occupying similar positions. Without the prior written consent of the Board of Directors of OBL, Employee shall not engage in any other business or accept any other employment during the term of this Agreement.

         3. Compensation. Employee will be paid a base salary at the annual rate of $120,000 for the period commencing October 28, 1996 and ending December 31, 1997. Salary shall be payable in installments in accordance with OBL's salary payment policy in effect from time to time. Employee s base salary, in all subsequent calendar years, will be determined by the Board of Directors of OBL, subject to the approval of Employee, and will be based upon Employee's performance during the prior period.

         4. Fringe Benefits. Employee will be eligible to participate in all corporate benefit programs in accordance with OBL's benefit policies. Employee will be eligible for three (3) weeks annual vacation after six (6) months of employment, provided, however, that the three weeks vacation may not be taken at one time. OBL will pay Employee's reasonable moving expenses to the Phoenix metropolitan area, including two (2) house-hunting trips for Employee's spouse. OBL will also pay customary seller's closing expenses and commissions in connection with the sale of Employee's residence in the Memphis area and customary closing expenses in connection with Employee's acquisition of a residence in the Phoenix metropolitan area.

         5. Definitions. As used in this Agreement:
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                  (a) The term "Corporate Revenues" means gross sales revenues less returns and product and product repurchased from distributors, for the period in question less (i) revenues recorded from Mentor, and (ii) revenues generated from businesses hereinafter acquired by OBL; and

                  (b) The term "Incremental Revenues," as used herein, is defined as (i) OBL's Corporate Revenues (as defined above) for 1997 reduced by
(ii) OBL's gross sales revenues, less returns, generated in 1996.

         6. Cash Bonus. Employee will be eligible to receive a cash bonus for calendar years 1997 through 1999 based upon the following formula. To be eligible to collect a bonus for any calendar year, Employee must be employed by OBL for the entire year. All bonuses payable with respect to revenues generated by OBL in any year will be paid within the first seventy-five (75) days of the subsequent year:

         1997- Bonus equals 2% of Incremental Revenues in excess of 4 million plus 3 % of Incremental Revenues in excess of $6 million. For example, if 1996 gross sales revenues equal $1.2 million and 1997 Corporate Revenues equal $6 million, the bonus would equal $16,000 (2% of [($6 million - $1.2 million) - $4 million]). If 1997 Corporate Revenues equal $7.5 million, the total bonus would be $55,000 (Incremental Revenue of $6.3 million, reduced by the SA million base, equals 52.3 million x 2%, or $46,000, plus 3% of #300,000 (the amount of incremental Revenue that exceeds $6 million), or $9,000, for a total bonus of $55,000).

         1998-    Bonus shall equal the following percentage of 1998 Corporate
                  Revenues:

                                                            Bonus as Percentage
                  1998 Corporate Revenues                  of Corporate Revenues

                  $6 million - $8 million                            1/2%
                  $8 million - $10 million                             1%
                  Over $10 million                                 1 1/2%

                  No bonus payable if Corporate Revenues do not exceed $6
                  million.
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         l999-    Bonus shall equal the following percentages of 1999 Corporate
                  Revenues:

                                                            Bonus as Percentage
                  1999 Corporate Revenues                  of Corporate Revenues

                  $12 million - $15 million                        3/8%
                  $15 million - $20 million                        3/4%
                  Over $20 million                               1 1/2%

                  No bonus payable if Corporate Revenues do not exceed $12 million.

         7. Stock Options. Effective as of this date, Employee is granted the option to purchase 25,000 shares of the common stock of OBL at 52.00 per share which option may be exercised at any time after October 28, 1997, provided Employee remains in the employ of OBL until October 28, 1997. If OBL is acquired or merged into another corporation before October 28, 1997, and if Employee is employed by OBL on the date of such acquisition or merger, Employee shall be given the right to exercise the stock option as of the data of such merger or acquisition.



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         All option shares may be exercised at any time from the date upon which the option vests until December 31, 2002.

         Notwithstanding anything herein to the contrary, if at any time OBL shall (i) sell all or substantially all of its assets, (ii) substantially all of the common stock of OBL shall be sold by its shareholders, or (iii) OBL shall merge with another company and shall not be the surviving entity in such merger, then all options previously granted but not vested may nevertheless be exercised by Employee prior to the closing of any such transaction. OBL agrees to give Employee as much prior notice as is practicable prior to such closing to enable Employee to make arrangements to exercise any options that become exercisable as a result of any-such sale or merger.

         8. Non-Disclosure. OBL and Employee mutually acknowledge that Employee will have access to and become familiar with confidential, privileged and secret information belonging to OBL, including but not limited to customers lists and records, pricing and cost information, marketing and other sales promotion materials, product specifications and designs, drawings, photos and other materials relating to proposed new products and other similar materials, all specifically designed to promote and maintain the business and good will of OBL (the "Proprietary Information").

         Employee acknowledges that dissemination, publication or use of the Proprietary Information by any person except in connection with furthering OBL's business would have a substantial adverse affect on OBL. OBL has advised the Employee and the Employee acknowledges that the compensation to be paid to him under this Agreement
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is in substantial part in consideration of his willingness to make and carry out the obligations of this Paragraph 8 during the term of his employment and thereafter. In specific recognition of the foregoing, and in consideration of the compensation to be paid to Employee by OBL, Employee agrees during the term of his employment and thereafter to keep all of OBL's Proprietary Information that may be disclosed or delivered to him or learned by him at any time or from time to time during the course of his employment, fully private and confidential, and he agrees not to disclose or deliver the same to any third party under any circumstances.

         9. Non-Competition. Employee further agrees that during the term of his employment and for a period of six (6) months following the date of termination of his employment by OBL, whatever may be the cause of such termination, he will not anywhere within the United States:

                  (a) of his own right or in concern with any other person, corporation or business entity, knowingly, either for himself or for any person, firm or corporation, call upon, solicit, divert or take away, or attempt to solicit, divert or take away any of OBL's customers; and

                  (b) of his own right or in concern with any person, corporation or other business entity, knowingly engage, for himself or on account of or as an agent or servant of another, directly or indirectly, in the business of distributing, wholesaling, selling or marketing of medical products or in the marketing or selling of products designed to compete with the products then being sold or offered for sale by OBL.

         Employee acknowledges that the foregoing non-solicitation and non-competition restriction placed upon Employee is necessary and that in the event Employee's services for OBL should terminate for any reason, Employee will BC in a position to earn a livelihood without violating the foregoing restriction, and that it has been made clear to Employed by OBL that Employee's ability to earn a livelihood without violating such restriction is a material condition to Employee's continued employment by OBL.

         Employee further acknowledges and agrees that OBL has attempted to limit Employee's right to compete with OBL only to the extent necessary to protect OBL
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from unfair competition. However, should the scope or enforceability of the covenants contained herein be disputed at any time, Employee specifically agrees that a court may modify or enforce the covenant to the full extent such court believes to be reasonable under the circumstances existing at the time.

         10. Covenant Not to Interfere with OBL's Business. Employee agrees that during Employee's employment hereunder and for six (6) months thereafter Employee will not attempt to solicit or induce any other employee of OBL to leave his or her employment with OBL or interfere with the business relationship between between OBL and its suppliers or customers.

         11. Return of Materials. Upon termination of his employment with OBL, Employee agrees that he will promptly return to OBL all documents, records, notebooks, customers' lists or other written material and/or computer software containing Proprietary Information, including all copies of such materials then in his possession, whether prepared by him or others. In addition, Employee will return all instruments, sample kits or other samples of OBL Products that may be in his possession.

         12. Enforcement. In the event that Employee shall breach this Agreement, or in the event that such breach appears to be an imminent possibility, OBL shall be entitled to all legal and equitable remedies afforded by it as a result of the breach and may, in addition to all other forms of relief. recover from Employee all reasonable costs and attorneys' fees encountered by it in seeking any such remedy. Employee acknowledges that the remedies at law for any breach will be inadequate and, therefore, in addition to its legal remedies, OBL will be entitled to injunctive relief in the event of any such breach or threatened breach, without showing or proving any actual damage or the posting of any bond, the requirements of which are hereby waived by Employee.

         13. Applicable Law and Severability. This Agreement shall be governed for all purposes by the laws of the State of Arizona. If any provision, paragraph or portion of a paragraph of this Agreement is in any way contrary to the public policy of a state wherein it is sought to be enforced, or for other reasons is held to be unenforceable, then such provision, paragraph or subparagraph shall be deemed severed
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and stricken from this Agreement, but all remaining portions of this Agreement shall remain in effect and be fully enforceable.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                            ORTHOPAEDIC BIOSYSTEMS LTD., INC.


                                            By: /s/ D. Ronald Yagoda
                                               ---------------------------------


                                            /s/ Gary R. Scheel
                                            ------------------------------------
                                                         GARY SCHEEL